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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                                   ELEKTRYON
                              A NEVADA CORPORATION

     The undersigned, Gene E. Stinson (President) and Gene R. Iwami (Assistant Secretary) hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Elektryon, a Nevada Corporation.

     2. Attached is a resolution signed by all members of the Board of Directors of the Corporation setting forth the amendments proposed and declaring the advisability of such amendments, and written consent to the proposed amendments by stockholders holding at least a majority of the voting power of the sole class of stocks of the Corporation.

     3. The Articles of Incorporation of this corporation were originally filed with the Secretary of State of the State of Nevada on March 1, 1994. On February 12, 1996 an Amendment to the Articles of Incorporation was filed changing the name of the Corporation from Engine Corporation of America to Engine World, Inc. and increasing the authorized shares of common stock from 10,000,000 to 25,000,000. A Certificate of Amendment was filed on May 24, 2000 which changed the name of the Corporation from Engine World, Inc. to Elektryon and increasing the authorized shares of the Corporation from 25,000,000 to 125,000,000 shares.

     4. The Articles of Incorporation of this corporation shall be amended and restated to read in their entirety as follows:

     ARTICLE 1. NAME.

     The name of the Corporation is: Elektryon.

     ARTICLE 2. CORPORATE PURPOSES.

     The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this Corporation are and shall continue to be engaged in any lawful activity.

     ARTICLE 3. RESIDENT AGENT.

     The resident agent of the corporation is Brad Chamberlain, Esq., and the address of such agent, 100 West Liberty Street, Tenth Floor, P.O. Box 3237, Reno, Nevada 89505.


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      ARTICLE 4. CAPITALIZATION.

      The aggregate number of shares of capital stock which the Corporation shall be authorized to issue is One Hundred Twenty-Five Million (125,000,000) shares all of which shall be voting Common Stock, with a par value of $00.001 per share. All shares shall be issued fully paid at such times as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive. All stock issued by the Corporation shall be nonassessable.

      ARTICLE 5. BYLAW AMENDMENTS.

      The Board of Directors may adopt Bylaws, and the Bylaws of the Corporation may be altered, amended or repealed in any manner by majority vote of the Board of Directors.

      ARTICLE 6. DISTRIBUTIONS.

      Subject to the terms of these Articles of Incorporation, and to the fullest extent permitted by the Nevada Revised Statutes, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

      ARTICLE 7. LIMITATION OF LIABILITY; INDEMNIFICATION.

      A. To the fullest extent permitted by the Nevada Revised Statutes, as the same exist or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, save and except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of unlawful distributions under Chapter 78 of the Nevada Revised Statutes.

      B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his/her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. The Corporation shall have the authority to indemnify to the fullest extent permitted by law any other employee or agent of the Corporation made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his/her testator or intestate is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.



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        C. Neither any amendment nor repeal of this Article 7, nor the adoption of any provision of the Corporation's Articles of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of this Article 7 in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article 7, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        ARTICLE 8. DIRECTORS.

        The members of the governing board shall be styled directors. The Corporation shall not have less than one (1) nor more than fifteen (15) directors. The current number of directors is four (4). The number of directors may be increased or reduced subject to this Article 8 in the manner provided for in the Bylaws of the Corporation.

        IN WITNESS WHEREOF, I have hereunto set my hand on August 21, 2000.



                                            /s/ GENE E. STINSON
                                            ----------------------------------
                                            Gene E. Stinson, President



                                            /s/ GENE R. IWAMI
                                            ----------------------------------
                                            Gene R. Iwami, Assistant Secretary















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